Exhibit 99.1

May 12, 2022

Liberty Broadband Corporation to Present at MoffettNathanson Media & Communications Summit

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) announced that Greg Maffei, President and CEO of Liberty Broadband Corporation, will be presenting at the MoffettNathanson Media & Communications Summit on Thursday, May 19th at 11:00 a.m. E.T. in New York City. During his presentation, Mr. Maffei may make observations regarding the company's financial performance and outlook, as well as other forward looking matters.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Broadband Corporation website at https://www.libertybroadband.com/investors/news-events/ir-calendar to register for the webcast. An archive of the webcast will also be available on this website for 180 days after appropriate filings have been made with the SEC.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation